AGREEMENT OF PURCHASE AND SALE OF ASSETS

      This AGREEMENT OF PURCHASE AND SALE OF ASSETS (this "Agreement") is dated as of November ___, 1997 by and between the TOWN OF HUDSON, New Hampshire, a municipal corporation existing under the laws of the State of New Hampshire, with its principal place of business at 12 School Street, Hudson, New Hampshire 03051 ("Seller"); and PENNICHUCK CORPORATION, a New Hampshire corporation with its principal office at 4 Water Street, Nashua, New Hampshire 03061, or its assigns (hereinafter referred to as "Purchaser");

                          W I T N E S S E T H T H A T:

      WHEREAS, Seller has entered into an agreement of purchase and sale of assets with Consumers New Hampshire Water Company (hereinafter referred to as "CNHWC") which contemplates Seller's purchase of substantially all of CNHWC's properties and assets, constituting water service territories which provide water service to residents within a number of different municipalities in the State of New Hampshire ("CNHWC Agreement"); and

      WHEREAS, Purchaser desires to purchase a portion of Seller's water service properties and assets to be acquired under the CNHWC Agreement (as hereinafter more specifically defined, the "Non-Hudson Assets"); and

      WHEREAS, Seller and Purchaser have engaged in extensive negotiations to effectuate this Agreement; and

      WHEREAS, Purchaser desires to purchase the Non-Hudson Assets from Seller, and Seller desires to sell the same to Purchaser, on the terms and conditions herein;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.    PURCHASE AND SALE OF BUSINESS AND ASSETS.

      1.1 "Hudson Property" is all of the former CNHWC real property and fixtures located in the Town of Hudson, New Hampshire, together with the Litchfield wells, water transmission rights to the transmission main linking the wells to Hudson, all personalty located in Hudson and such personalty located at the Litchfield wells necessary for well operation and maintenance, and that portion of the Old Derry Road transmission main located in Litchfield, but connecting portions of the Hudson Property. The Hudson Property is more specifically identified on Exhibit 1.1 attached hereto. Included within the term Hudson Property are the nine parcels of land identified in Exhibit 1.1.1 which are either not presently or not fully dedicated to water utility service by CNHWC. Seller acknowledges that Purchaser shall have the right, within ninety (90) days of the execution of this Agreement, to inspect and examine the nine parcels of property identified in Exhibit 1.1.1 for the purpose of determining in good faith whether any of the Exhibit 1.1.1 parcels can be dedicated to water utility use by Purchaser. If Purchaser determines that any of the parcels can be put to such use, the parcel(s) identified shall be deleted from Exhibit 1.1.1 and thereafter shall be deemed by Purchaser and Seller for purposes of this Agreement to be "Non-Hudson Property." Any change from Exhibit 1.1.1 land to "Non-Hudson Property" shall be at no additional cost to the Purchaser. Notice of such change in designation shall be given in writing to Seller no later than ninety (90) days from the date of this Agreement.

      1.2 "Non-Hudson Property" is all real property and fixtures of CNHWC acquired by Seller pursuant to the CNHWC Agreement, other than "Hudson Property" as defined at 1.1 above.

      1.3 "Non-Hudson Business" shall refer to the CNHWC business that was formerly conducted by CNHWC in and with respect to that portion of its water service territory where "Non-Hudson Property" is situated.

      1.4 Purchase of Seller's Non-Hudson Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder (as defined herein), that portion of the business, assets, properties, goodwill and rights of Seller as of the Closing Date (as hereinafter defined), of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of CNHWC and/or Seller, related to the "Non-Hudson Property" and "Non-Hudson Business" (collectively, the "Non-Hudson Assets"), including, without limitation, (i) such real estate assets located in New Hampshire and specifically identified on Exhibit "1.4" attached hereto (the "Non-Hudson Real Estate Assets"), (ii) the personalty, fixtures and other assets of Seller referred to in Schedule 5.11 attached hereto as updated as of the Closing Date pursuant to a form of Bill of Sale mutually acceptable to the parties, (iii) CNHWC and/or Seller's pertinent accounts receivable related to "Non-Hudson Assets" as of the Closing Date, (iv) certain books, records and computer data in Seller's possession or which shall come into Seller's possession relating to or arising out of the conduct of "Non-Hudson Business", including but not limited to all plans, diagrams, blueprints, as-built plans, specifications, inventories, capital improvement schedules and progress reports, environmental surveys and legal notices relating to the Non-Hudson Business (the "Records"),
(v) all rights and causes in action of Seller, whether arising by contract or otherwise, arising out of CNHWC's conduct of the Non-Hudson Business, (vi) all deposits and deposit accounts held by Seller which were paid to CNHWC or Seller by CNHWC's or Seller's customers and others relative to the Non-Hudson Business, and (vii) such other assets of CNHWC or Seller not specifically referred to herein as are necessary or appropriate for the conduct of the Non-Hudson Business, with only such dispositions of such assets and write-offs of accounts as shall have occurred in the ordinary course of CNHWC's or Seller's Non-Hudson Business between the date hereof and the Closing Date and which are permitted by the terms hereof. The transfer of Seller's Non-Hudson Assets to Purchaser shall exclude (a) CNHWC or Seller's Non-Hudson Business cash on hand, bank account balances and bank accounts, (b) CNHWC or Seller's Non-Hudson insurance policies, and (c) Seller's rights arising under or related to this Agreement or any related agreements.

      1.5 Liabilities and Encumbrances. Seller's Non-Hudson Assets shall be conveyed to the Purchaser free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Purchaser hereunder and those liens and encumbrances securing the same which are expressly permitted by the terms hereof.

      1.6 Accounts Payable. Seller shall retain responsibility for all accounts payable and other bills related to the Non-Hudson Business arising prior to Closing.

2.    PURCHASE PRICE.

      2.1 Non-Hudson Assets Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of Seller's Non-Hudson Assets as existing as of the Closing Date by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller and the delivery of a Bill of Sale, Purchaser will, in full payment thereof, pay to Seller at the Closing a total purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the "Non-Hudson Assets Purchase Price"). The Seven Million Five Hundred Thousand Dollars ($7,500,000.00) Non-Hudson Assets Purchase Price referenced herein reflects the amount of monies to be paid by the Purchaser for the assets of Seller acquired hereunder as of the Date of Closing.

      2.2 Additional Non-Hudson Assets Purchase Price. To the extent that CNHWC and/or Seller adds additional physical plant and property to the Non-Hudson Assets through either scheduled service additions, budgeted capital outlays, repairs and maintenance or contributions in aid to construction between January 1, 1998 and the Date of Closing, the Purchaser shall pay to Seller the book value of these additions, said price shall not exceed $300,000.00 (the "Additional Non-Hudson Assets Purchase Price").

      2.3 Aggregate Purchase Price. The Non-Hudson Assets Purchase Price and the Additional Non-Hudson Assets Purchase Price are collectively referred to herein as the "Aggregate Purchase Price". The Aggregate Purchase Price shall be payable by Purchaser to Seller as of the Closing by the wire transfer of immediately available funds to bank accounts as per written instructions of Seller given to Purchaser at least 24 hours prior to the Closing.

      2.4 Assumed Liabilities. In partial consideration for the transfer of the Seller's Non-Hudson Assets, Purchaser hereby agrees to assume the obligations of Seller after the Closing Date arising under (a) the contracts for performance of obligations arising in whole or in part (but only as to that part arising) after the Closing Date and payments due after the Closing Date under the contracts for services rendered and/or work performed in whole or in part prior to and after the Closing Date identified in Schedule 2.4; and (b) any liabilities under Customer Advance Contracts and/or the developer agreements identified in Schedule 2.4 attached hereto. All liabilities and obligations to be assumed by Purchaser pursuant to this Section 2.4 are hereinafter referred to collectively as the "Assumed Liabilities."

      2.5 Liabilities Undertaking. In addition to the foregoing, Purchaser and Seller will execute at the Closing an agreement ("Liabilities Undertaking") in a form acceptable to the parties relating to the contractual obligations of Seller to be assumed by Purchaser. The parties shall also execute as a condition to closing a pro-ration of the $280,000 developer reimbursement cap which Seller will enjoy with CNHWC.

      2.6 Allocation of Purchase Price Among the Purchased Assets. The Purchaser shall allocate the Aggregate Purchase Price among the Non-Hudson Assets in its discretion in accordance with applicable regulatory and/or accounting principles and restraints under which it operates.

3.    CLOSING AND PRECLOSING.

      3.1 Closing. The purchase and sale and other transactions contemplated by this Agreement shall be consummated at a Closing (the "Closing") which shall take place at 9:00 a.m., on April 1, 1998, at the offices of Donahue, Tucker & Ciandella, 225 Water Street, Exeter, New Hampshire 03833, or at such other time and place as the parties may agree. The day on which the Closing shall occur is herein sometimes referred to as the "Closing Date". If any party is entitled not to close on the Closing Date because a condition to the Closing set forth in Section 9 or 10 hereof has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time, by giving at least five days prior notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), but in no event to a date later than July 31, 1998. The Closing shall be contemporaneous with the closing between CNHWC and the Town of Hudson to purchase substantially all of CNHWC's property and assets in the State of New Hampshire.

      3.2 Preclosing. On a date no later than ten business days prior to the date on which the parties expect the Closing to occur, the parties shall hold a preclosing relating to the transactions contemplated by this Agreement (the "Preclosing"), at the offices of Donahue, Tucker & Ciandella, 225 Water Street, Exeter, New Hampshire 03833, or at such other time and place as the parties may agree. At the Preclosing, the parties shall review and agree upon the forms of all documents to be delivered at the Closing pursuant to Article 4 and Sections 9 and 10 of this Agreement, and shall execute a Preclosing Agreement in a form mutually acceptable to the parties to the effect that the specific conditions to Closing referenced therein have been satisfied or waived to the satisfaction of the parties, and that the only conditions remaining to be satisfied as of the Closing Date are those specifically referenced therein.

4.    SELLER'S OBLIGATIONS AT CLOSING: FURTHER ASSURANCES.

      4.1   Deliveries at Closing. At the Closing, Seller will deliver to
Purchaser:

            4.1.1 A Bill of Sale duly executed by Seller conveying all of Seller's Non-Hudson Assets to Purchaser (other than the Non-Hudson Real Estate Assets);

            4.1.2 Deeds conveying all of the Non-Hudson Real Estate Assets to Purchaser, in each case the type of deed to be of the same type given to Seller in connection with the conveyance of such Non-Hudson Real Estate Assets to Seller, in form and substance reasonably satisfactory to Purchaser, duly executed by Seller, together with the Policy (as defined in Section 7.4.1 hereof), the surveys contemplated by Section 7.4.4 hereof, and the affidavits contemplated by Section 7.4.3 hereof, with real estate taxes on the Non-Hudson Real Estate Assets to be prorated between Purchaser and Seller through the Closing Date, and with Seller to pay (or pro-rate) all charges for gas, electricity, telephone, water, sewer, trash removal, paving obligation and street cleaning through the Closing Date (it being understood that Seller shall have paid any delinquent real estate taxes and assessments);

            4.1.3 Such other good and sufficient instruments of conveyance, assignment and transfer, such as Bills of Sale (including certificates of title for all motor vehicle transfers), in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to all of the remaining of Seller's Non-Hudson Assets;

            4.1.4 All Records, contracts, current files and other data, all state and local permits (correct through the Closing Date) and documents pertaining to the Non-Hudson Business (which may be delivered at the Hudson, New Hampshire offices of Seller), except Seller may elect to retain originals of any such records if true and correct copies thereof certified by the Town Clerk are delivered to Purchaser at the Closing; and

            4.1.5 All updated Schedules, closing certificates and other documents required to be delivered to Purchaser under the provisions of this Agreement.

      4.2 At the Closing, Purchaser will deliver purchase money in the amount of the Aggregate Purchase Price and will execute and deliver the Liabilities Undertaking in a form mutually agreeable to the parties.

      4.3 Further Assurances. At any time and from time to time after the Closing, at Purchaser's request without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Non-Hudson Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto, all at no additional cost or expense to Seller. With respect to any original records retained by Seller pursuant to Section 4.1.4 of this Agreement, at reasonable times and on reasonable notice Seller shall make such original records available to Purchaser for any proper purpose after the Closing.

      4.4 Collection of Accounts and Other Items. Beginning on the Closing Date, Purchaser shall have the right and authority to collect for its own account all customer accounts corresponding to the Non-Hudson Business which shall be transferred to Purchaser as provided herein and to endorse with the name of Seller or CNHWC on any checks received on account of any such accounts. Seller will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive after the Closing in respect of any such accounts or other items relative to the Non-Hudson Business other than any amounts due and owing to Seller hereunder.

5.    REPRESENTATIONS AND WARRANTIES BY SELLER.

      Seller represents and warrants to Purchaser, which representations and warranties shall be true and correct as of the date hereof, as follows:

      5.1 Organization. Seller is a municipal corporation and political subdivision in and of the State of New Hampshire, duly organized and validly existing under the laws of the State of New Hampshire and has full municipal power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement.

      5.2 Authorization and Approval of Agreement. The Board of Selectmen of the Seller is authorized to enter into this Agreement and will seek ratification of this sale by vote of town meeting. This Agreement is a valid and binding obligation of the Seller subject to ratification as is set forth in Sections 8 and 9 hereof.

      5.3 Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Seller is a party or by which it may be bound. Seller has full municipal power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all municipal governmental proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms.

      5.4 Finder's Fees. Neither Seller nor any person acting on behalf of Seller is a party to any contract, arrangement or understanding pursuant to which any third person or entity is entitled to any brokerage commission, finder's fee or similar compensation from any party in connection with the execution and delivery of this Agreement or the consummation of the transactions herein contemplated.

      5.5 Taxes. All taxes relating to operating the Non-Hudson Business prior to the Closing which could become a lien upon Purchaser's acquisition of the Non-Hudson Assets or result in any liability to the Purchaser, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are or will be due and payable by Seller, and all interest and penalties thereon, whether disputed or not, have been or will be paid in full, all tax returns required to be filed in connection therewith have been or will be accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been or will be duly made.

      5.6 Absence of Changes or Events. Except as set forth in Schedule 5.6 attached hereto, Seller, as of the date of execution of this Agreement, represents that Seller, and to the best of its knowledge CNHWC, has conducted the Non-Hudson Business only in the ordinary course and has not:

            5.6.1 incurred any obligation or liability related to the Non-Hudson Assets, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods and services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of the Non-Hudson Assets;

            5.6.2 discharged or satisfied any lien, charge or encumbrance related to the Non-Hudson Assets, other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the CNHWC Balance Sheet (for purposes hereof, the term "CNHWC Balance Sheet" shall mean the audited balance sheet of CNHWC as of December 31, 1996 (the "CNHWC Balance Sheet Date") and December 31, 1995, and audited statements of income, shareholders' investment and cash flows for the years then ended, and the reports thereon of Arthur Andersen Co., Certified Public Accounts) and current liabilities incurred since the CNHWC Balance Sheet Date in the ordinary course of business and consistent with its prior practice in conducting the Non-Hudson Business;

            5.6.3 mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction of any of Non-Hudson Assets, tangible or intangible;

            5.6.4 sold, transferred, leased to others or otherwise disposed of any of Non-Hudson Assets, except for inventory sold in the ordinary course of business, or canceled or compromised any material debt or claim, or waived or released any right of substantial value;

            5.6.5 received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) related to the Non-Hudson Assets which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of the Non-Hudson Business;

            5.6.6 in connection with or affecting the Non-Hudson Business, encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers;

            5.6.7 made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee or agent of Seller related to the Non-Hudson Business;

            5.6.8 instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to Seller or its properties, other than Seller's condemnation proceeding before the New Hampshire Public Utilities Commission entitled: In re Consumers New Hampshire Water Company, Docket No. DE 96-227;

            5.6.9 failed to replenish its inventories and supplies relative to the Non-Hudson Business in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment affecting the Non-Hudson Business in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its service, selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

            5.6.10 suffered any change, event or condition which, in any case or in the aggregate, has had a materially adverse effect on Non-Hudson Assets (financial or otherwise), or the operations or prospects of the Non-Hudson Business, including, without limitation, any material change in the Non-Hudson Business revenues, costs or relations with its employees, agents, customers or suppliers;

            5.6.11 entered into any transaction, contract or commitment affecting the Non-Hudson Business other than in the ordinary course of business or paid or agreed to pay any brokerage or finder's fee, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby; or

            5.6.12 entered into any agreement or made any commitment to take any of the types of action described in subparagraphs 5.6.1 through
      5.6.11 above.

      5.7 If, prior to Closing, it comes to the attention of the Seller that any of the representations and warranties which have been made to Seller in its capacity as "Purchaser" by CNHWC in the CNHWC Agreement) are no longer true and accurate, Seller will promptly notify Purchasers of the information, and will cooperate with Purchaser's inquiries with respect to such inaccuracies.

      5.8 Litigation. Except as set forth in Schedule 5.8 attached hereto, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller threatened, against or relating to either of Seller, or CNHWC, its officers, directors or employees, the Non-Hudson Business, Non-Hudson Property, or the transactions contemplated by this Agreement, and Seller does not know or have reason to be aware of any basis for the same. Schedule 5.8 also identifies each civil, criminal or administrative proceeding or investigation to which CNHWC or Seller has been a party during the three year period prior to the date hereof which sought (i) payment of any criminal or administrative fines or penalties by CNHWC in connection with the operation of its business, (ii) civil damages in excess of $5,000.00 in connection with the operations of the CNHWC business, or
(iii) injunctive relief of any type or nature against Seller or CNHWC as a result of or connected with the CNHWC business.

      5.9   Title to Properties; Encumbrances.

            5.9.1   All Non-Hudson Real Estate Assets of Seller are listed on
      Exhibit 1.4 attached hereto. All Non-Hudson personal property of Seller included in Seller's Non-Hudson Assets, including inventory and supplies, is listed in Schedule 5.9 attached hereto.

            5.9.2 None of the Non-Hudson Assets are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as disclosed in Schedule 5.9 attached hereto, (ii) as expressly set forth in the CNHWC Balance Sheet (including the notes thereto) as securing specific liabilities or as otherwise expressly permitted by the terms hereof, or (iii) those imperfections of title and encumbrances, if any, which (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties for use in connection with the operation of the Non-Hudson Business subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of the normal operations of the Non-Hudson Business, and (C) have arisen only in the ordinary course of business.

            5.9.3 With respect to each of the buildings, structures or appurtenances included within the Non-Hudson Real Estate Assets, Seller or CNHWC has adequate rights of ingress and egress thereto for operation of the Non-Hudson Business, and none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant binding upon CNHWC or Seller. To the knowledge of the Seller, all of the Non-Hudson Assets owned, leased or used by Seller and/or CNHWC and required for the ordinary operation of Seller's Non-Hudson Business are in good operating condition and repair, are suitable for the purposes used, are adequate and sufficient for all current operations of CNHWC and/or Seller and are directly related to the Non-Hudson Business. Seller has provided to Purchaser complete copies of the most recent owner's title insurance policies, binders and certificates or opinions of title heretofore issued to CNHWC with respect to each parcel of owned Non-Hudson Real Estate Assets.

      5.10 Schedules. Attached hereto as Schedule 5.10 is a separate schedule containing, to the knowledge of the Seller, an accurate and complete list and description of:

            5.10.1 Other than the fee simple Non-Hudson Real Estate Assets, all real property material to the operation of Non-Hudson Business owned by CNHWC and/or Seller or in which CNHWC or Seller has a leasehold or other interest which is used by CNHWC and/or Seller in connection with the operation of the Non-Hudson Business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which CNHWC and/or Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

            5.10.2 All of Seller's or CNHWC's receivables related to the Non-Hudson Business (which shall include all accounts receivable as the end of the most recent calendar month, all loans receivable and any customer advances made by CNHWC and/or Seller);

            5.10.3 Such items of personal property owned by Seller or CNHWC and listed in Schedule 5.10, including machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), leased or used by Seller or CNHWC, except for individual items having a value of less than $1,000.00 which do not, in the aggregate, have a total value of more than $10,000.00, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

            5.10.4 All agreements or arrangements providing for the services of any independent contractor performing services for CNHWC and/or Seller with respect to the Non-Hudson Assets and to which Seller or CNHWC is a party or by which it is bound;

            5.10.5 All individual contracts, agreements and commitments or other understandings or arrangements to which CNHWC and/or Seller is or has been a party since January 1, 1997, which relate to the Non-Hudson Business and which call for (i) payments or receipts of more than $10,000, and (ii) all water treatment chemical purchases aggregating more than $10,000;

            5.10.6 The names and current annual or hourly salary rates of all persons formerly employed by CNHWC in any way relating to the Non-Hudson Business (including independent agents) and showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1996, and as of June 30, 1997 for calendar 1997 (year to date) to be updated through the month end prior to Closing; and

            5.10.7 A list of all of CNHWC and/or Seller's property relating to the Hudson or Non-Hudson Business acquired by CNHWC and/or Seller since December 31, 1996.

All of the contracts, agreements, leases, licenses and commitments required to be listed in Schedule 5.10 (other than those which have been fully performed)are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in Schedule 5.10, are validly assignable to Purchaser without the consent of any other party so that, after the assignment thereof to Purchaser pursuant hereto, Purchaser will be entitled to the full benefits thereof; provided that the obligations of Seller thereunder shall, after the Closing Date, constitute Assumed Liabilities hereunder. Except as disclosed in Schedule 5.10, none of the payments required to be made under any such contract, agreement, lease, license and commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights. None of CNHWC and/or Seller's existing or completed contracts relating to or affecting the Non-Hudson Business is subject to renegotiation with any governmental body. True and complete copies of all such contracts, agreements, leases, licenses and other documents listed in Schedule 5.10 (together with any and all amendments thereto) have been delivered to Purchaser and identified with a reference to this Section of this Agreement.

      5.11 No Guaranties. Except as set forth in Schedule 5.11 attached hereto, none of the obligations or liabilities of Seller relating to the Non-Hudson Business is guaranteed by any other person, firm or corporation.

      5.12 Inventory. To the knowledge of Seller, the Non-Hudson Assets include a sufficient quantity of each type of inventory and supplies necessary to meet the normal requirements of the Non-Hudson Business and its operations. All such inventory and supplies are readily useable in the current operations of the Non-Hudson Business.

      5.13 Records. The books of account relative to the Non-Hudson Business are complete and correct in all material respects, and there have been no transactions involving the Non-Hudson Business which properly should have been set forth therein and which have not been accurately so set forth.

      5.14 Employee Benefit Plans. Schedule 5.14 attached hereto contains a true and complete list of all CNHWC employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such plans are otherwise exempt from the provisions of ERISA, established, maintained, sponsored or contributed to by CNHWC and all other employers, whether or not incorporated, which by reason of a control group, a group under common control or an affiliated service group are treated together with CNHWC and/or its sole Shareholder as a single employer within the meaning of Section 414(b), (c) or
(m) of the Code. No activities of, or failure to act by, Seller or CNHWC in connection with any CNHWC Employee Benefit Plan shall result in any liability to Purchaser following the Closing, and Purchaser shall not be obligated to assume any liabilities of Seller or CNHWC pursuant to any Employee Benefit Plan. Seller herein has received assurances that there has not been any (i) termination of any "defined benefit plan" within the meaning of ERISA maintained by CNHWC or any person, firm or entity ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with CNHWC, or (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise, or (iii) written notice given to CNHWC or any Affiliate of the intention to commence or seek the commencement of any such proceeding. CNHWC maintains that it has not incurred any withdrawal liability within the meaning of Section 420l and 4204 of ERISA to any pension plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances (as a result of the execution, delivery and performance of this Agreement or otherwise) which presents any risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer plan which could result in any liability to either Seller or Purchaser herein.

      5.15   Environmental Matters.

            5.15.1 Except as set forth in Schedule 5.15 attached hereto, to the knowledge of Seller, and as represented to Seller by CNHWC in the CNHWC Agreement, (i) no "Hazardous Substance" (as hereinafter defined) has been disposed of on, generated on, treated on, buried beneath, or percolated beneath, (ii) no such disposal, generation, treatment, burial or percolation has been threatened, and (iii) there has been no "Release" (as hereafter defined) thereof on or near, any real estate owned or leased by CNHWC and/or Seller in connection with the Non-Hudson Business, or the Non-Hudson Real Estate Assets. Except as set forth in Schedule 5.15, to the knowledge of Seller, CNHWC and/or Seller are and have been in compliance with all applicable federal, state and local laws, administrative rulings and regulations of any court, administrative agency or other governmental or quasi-governmental authority, relating to the protection of the environment (including but not limited to laws prohibiting the creation of a public nuisance), the non-compliance with which would have a material adverse effect on the Non-Hudson Property or the Non-Hudson Business. Attached to Schedule 5.15 are copies of all correspondence between CNHWC and either the United States Environmental Protection Agency or the New Hampshire Environmental Protection Agency relating to the Non-Hudson Property or the Non-Hudson Business since January 1, 1989. To the knowledge of Seller, neither Seller nor CNHWC is a potentially responsible party under Section 107 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), or is or has been subject to an action under Section 7003 of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and has not received notification from any federal, state or local government, agency or regulatory body, of a violation under any federal, state or local law regulating the Release (as hereinafter defined), disposal or discharge of any toxic, explosive or other Hazardous Substance. To the knowledge of Seller, no Environmental Condition (as hereafter defined) exists in the Non-Hudson Property.

            5.15.2 Except as disclosed in Schedule 5.15, the Non-Hudson Property is free from the harmful effects of asbestos or asbestos-containing materials.

            5.15.3 Except as disclosed in Schedule 5.15, no Underground Storage Tanks (as hereafter defined) are now present on or beneath the premises of the Non-Hudson Property.

            5.15.4 For purposes of this Agreement: (i) "Hazardous Substance" means any one or more of (A) any substance defined as a hazardous substance under Section 101(14) of CERCLA, (B) any other substance deemed hazardous by the United States Environmental Protection Agency pursuant to Section 102(a) of CERCLA, (C) petroleum (including crude oil or any fraction thereof), (D) any substance deemed hazardous pursuant to Section 1004(5) of RCRA, (E) any substance regulated under the Toxic Substance Control Act, as amended, or (F) any other hazardous or toxic substance, materials, compound, mixture, solution, element, pollutant or waste regulated under any federal, state or local statute, ordinance or regulation; (ii) "Release" shall have the meaning given to such term in
      Section 101(22) of CERCLA; (iii) "Underground Storage Tanks" shall be as defined in applicable New Hampshire regulations or statutes and shall further include all other underground storage tanks not included in the foregoing definition because of size, content or purpose thereof; and
      (iv) "Environmental Condition" shall mean conditions of the environment, including natural resources (including flora and fauna), soil, surface water, groundwater, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, Release or threatened Release of Hazardous Substances upon or near the Non-Hudson Property by CNHWC and/or Seller or Seller's agents, lessees, representatives, employees, independent contractors or (to the best of Seller's knowledge) predecessors in interest.

      5.16 Mechanics and Other Liens. Seller will pay for all labor, services and material which was made or furnished to Seller or CNHWC by any person or entity, including, without limitation, contractors, subcontractors, mechanics or materialmen, which could give rise to any lien upon the Non-Hudson Property as provided under the laws of the State of New Hampshire and will provide an affidavit to that effect at Closing for title insurance purposes.

      5.17 Permits, Franchises, Certificates and Licenses. Schedule 5.17 attached hereto sets forth all licenses, franchises, certificates and permits issued by applicable governmental authorities held by CNHWC with respect to the Non-Hudson Business, including all licenses and certificates of authority or public convenience and necessity issued by the Public Utilities Commission of New Hampshire or various New Hampshire municipalities relating to the Non-Hudson Business. To the best knowledge of Seller, such licenses and permits constitute all of the licenses and permits necessary or appropriate to operate the Non-Hudson Business in the manner in which the same is operated as of the date hereof.

      5.18   Data Processing Matters.

            5.18.1 Except as set forth in Schedule 5.18 attached hereto, CNHWC and/or Seller does not have any of its respective records, systems, controls, data or information relating to the Non-Hudson Business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and control of CNHWC and/or Seller.

            5.18.2 The portion of the Data Processing Systems assets which will be transferred to Purchaser by the Seller as part of the Non-Hudson Assets are listed in Schedule 5.18, and all agreements and licenses relating to leased or licensed Data Processing Systems which are being transferred are identified in Schedule 5.18 and are freely assignable or transferable to Purchaser by Seller on the same terms as leased or licensed by Seller and/or CNHWC and without requiring the payment of any additional fee by Purchaser.

      5.19 Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Section 5 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

6.    REPRESENTATIONS AND WARRANTIES BY PURCHASER.

      Purchaser hereby represents and warrants to Seller, which representations and warranties shall be true and correct as of the date hereof, as follows:

      6.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

      6.2 Authority; Execution, Delivery and Performance of Agreement; No Violation.

            (a) The Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Purchaser; no other corporate proceedings on the part of the Purchaser are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms.

            (b) Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser, or (ii) assuming that the consents and approvals of the NHPUC referred to in Section 9.8 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Purchaser or its intended assignee, or
      (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Purchaser or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      6.3 Litigation. There is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

      6.4 Finder's Fees. Neither Purchaser nor any person acting on behalf of Purchaser is a party to any contract, arrangement or understanding pursuant to which any third person or entity is entitled to any brokerage commission, finder's fee or similar compensation from any party in connection with the execution and delivery of this Agreement or the consummation of the transactions herein contemplated.

      6.5 Disclosure. No representation or warranty by Purchaser contained in this Agreement nor any statement or certificate furnished or to be furnished by Purchaser to Seller or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Section 6 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Seller and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

7.    OTHER OBLIGATIONS OF THE PARTIES.

      7.1 Conduct of Business. Prior to the Closing, each of Seller, and based upon the CNHWC Agreement, CNHWC shall conduct its business and affairs related to the Non-Hudson Business only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve Non-Hudson Assets required or reasonably convenient for the operation of the Non-Hudson Business in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller, and based upon the CNHWC Agreement, CNHWC will use reasonable efforts (i) to preserve the Non-Hudson Business intact, (ii) to keep available to Purchaser the services of Seller's or CNHWC's present employees, agents and independent contractors related to the Non-Hudson Business, (iii) to preserve for the benefit of Purchaser the goodwill of Seller's or CNHWC's suppliers, customers, landlords and others having business relations with the Non-Hudson Business, (iv) to cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract with Seller or CNHWC related to the Non-Hudson Business (including but not limited to those identified in Schedules 5.9 and 5.10) where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby and (v) to cooperate with Purchaser (but at no cost or risk to Seller) in its efforts to obtain the financing necessary to constitute the Aggregate Purchase Price. Without limiting the generality of the foregoing, prior to the Closing, neither Seller nor CNHWC will, without Purchaser's prior written approval, which consent will not be unreasonably withheld, delayed or conditional:

            7.1.1 enter into any material contract, agreement, commitment or other understanding or arrangement related to or affecting the Non-Hudson Assets or the Non-Hudson Business; or

            7.1.2 perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in
      Section 5.6 of the Agreement which would have been inconsistent with the representations and warranties set forth therein had the same occurred after the CNHWC Balance Sheet Date and prior to the date hereof.

At or prior to the Closing, Seller shall cause all contracts, licenses and leases which relate to the Non-Hudson Business to which CNHWC and/or Seller is a party and which are to be assigned to Purchaser hereunder (including the advance contracts disclosed on the Schedules attached to this Agreement), which by their terms will require future payments by Seller (or by Purchaser following the assignment thereof) to a third party, to be paid in full through the Closing Date or prorated through the Closing Date. If Seller elects to have such payment amounts thereunder prorated, Seller shall notify Purchaser in writing at or prior to the Closing such that the Aggregate Purchase Price may be adjusted with a credit to Purchaser reflecting the amounts which shall be owed thereunder through the Closing Date.

      7.2 Changes in Information. Seller shall give Purchaser prompt written notice of any material change in any of the information contained in the representations and warranties made in Section 5 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

      7.3 Consultation with Purchaser. Seller shall consult with Purchaser with respect to (i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which CNHWC and/or Seller is a party and which relate to the Non-Hudson Business, including, without limitation, purchase orders and commitments for capital expenditures or improvements, (ii) the discontinuance of any Non-Hudson Business operations, and (iii) purchasing, pricing or selling policies with respect to the Non-Hudson Business.

      7.4   Certain Matters Affecting the Non-Hudson Real Estate.

            7.4.1 Seller shall provide to Purchaser within thirty (30) days of this Agreement a copy of a title insurance policy ("Policy") if one has previously been secured on the Non-Hudson Real Estate Assets.

            7.4.2 The obligation of the Purchaser to consummate the purchase contemplated by this Agreement is contingent on Purchaser being able to obtain:

            (1) Marketable and insurable title to the Non-Hudson Real Estate Assets subject to no liens or encumbrances other than current taxes and assessments not yet due and payable of the utilities of record, which in the Purchaser's opinion do not materially affect the operation of the Non-Hudson Business.

            (2) Purchaser shall be permitted to enter upon the Non-Hudson Real Estate Assets at its own risk, upon reasonable notice and under circumstances so as not to interfere with CNHWC and/or Seller's Business, to conduct such property surveys as may be deemed necessary by Purchaser in order to delete the survey exception on a standard title insurance policy. Seller will use its best efforts to provide copies of any surveys or plans in its or CNHWC's files relating to said properties within thirty (30) days of this Agreement.

            7.4.3 At Closing, Seller shall execute and deliver to Purchaser an affidavit as to each Non-Hudson Real Estate Asset certifying that (i) there are no mortgages, judgment liens or other encumbrances of record affecting such property except as set forth in the Policy, (ii) there are no rights of possession, use or otherwise, outstanding in third parties by reasons of unrecorded leases, land contracts, sale contracts, options or other documents, and (iii) no unpaid-for improvements have been made, or materials, machinery or fuel delivered to such property within the one hundred twenty (120) days immediately preceding the Closing which might form the basis for a mechanics' lien thereon.

            7.4.4 Seller shall provide Purchaser such surveys and legal descriptions as it receives from CNHWC and as Seller elects to procure on its own regarding the Non-Hudson Property. Purchaser may obtain at its own expense such surveys and legal descriptions of the Non-Hudson Real Estate as it may require.

      7.5 Inventory. Prior to the Closing Purchaser may review and inspect CNHWC and/or Seller's Non-Hudson Assets to determine whether, in Purchaser's opinion, such Seller's Non-Hudson Assets will be readily useable by Purchaser in the operation of the Business following the Closing.

      7.6 Resolution of Proceeding Pending Before New Hampshire Public Utilities Commission and Compliance with Provisions of N.H. RSA 38. It is understood that this Agreement in conjunction with an agreement between CNHWC and Seller, when fully performed, shall conclude all issues presently pending in Docket # DE 96-227, Petition of Town of Hudson (the Proceeding), presently pending before the New Hampshire Public Utilities Commission (NHPUC). To that end:

      A. The parties shall jointly present to the NHPUC the relevant terms of this Agreement and shall jointly request an order from the NHPUC approving this Agreement and price to be paid for the Non-Hudson Assets to be acquired by the Purchaser. Purchaser shall have obtained an order from the NHPUC accepting Purchaser's allocation of the Aggregate Purchase Price amongst the Non-Hudson Assets and a capital structure of Purchaser's intended water utility subsidiary as follows: 60% debt; 40% equity. The parties shall use their best efforts to obtain such an order, without revision or condition. In the event the NHPUC declines to issue such an order, at the option of the Purchaser this Agreement shall be of no further force or effect.

      B. Following the entry of such an order by the NHPUC, the Seller shall promptly take all necessary steps to procure votes of ratification and appropriation in accordance with N.H. RSA 38:11. In the event such votes are in the affirmative, the parties shall promptly proceed with tender of payment, conveyance of the subject plant and property and all other steps necessary for full performance of this Agreement. In the event such affirmative votes are not obtained, the parties are relieved of their respective obligations under this Agreement.

      7.7 Transferred Employees. The Purchaser shall not be obliged to hire any former CNHWC employees.

      7.8 Special Covenant of Purchaser. Seller shall use its best efforts to promptly call or take all required actions in connection with securing a vote from the appropriate governmental bodies of the Town of Hudson relating to the consummation of the transactions contemplated by this Agreement and the related financing of the same as contemplated by its Purchase and Sale Agreement with CNHWC dated on or about 10/24/97, and as that Agreement may be amended. The vote shall take place no later than 4/1/98, and, if the acquisition and the related financing contemplated hereunder is approved, the Seller shall take all action reasonably required in connection with the effectuation of the financing so as to provide for a Closing Date on or before July 31, 1998. In addition, the Purchaser shall use its reasonable best efforts to obtain, and to cooperate with Seller in obtaining all authorizations and consents, approvals, permits and clearances necessary for the consummation of the transactions contemplated hereby, including, without limitation, consents to the assumption of all Contracts relating to the Assumed Liabilities, the transfer of any and all licenses and permits contemplated hereunder and joining together in seeking approval from the N.H. PUC to the transfers contemplated hereunder and the consummation of the transactions contemplated hereby, including, without limitation, cooperation between Seller and Purchaser with respect to the legal proceedings contemplated by Section 7.6 hereof.

      7.9 Updated Financial Statements. Seller will deliver, promptly upon receipt, to Purchaser all updated financial statements prepared from the books and records of CNHWC and furnished to Seller pursuant to the CNHWC Agreement, such financial statements in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated which present the financial condition of the CNHWC at their respective dates and the results of its operations for the period covered thereby through the Closing Date.

8.    ACCESS TO SELLER'S ASSETS, INFORMATION AND DOCUMENTS.

      Upon reasonable notice and during regular business hours, Seller will utilize its best efforts pursuant to the CNHWC Agreement to give Purchaser's attorneys, accountants and other representatives full access to CNHWC's personnel and all properties, documents, contracts, books and records of CNHWC and Seller and will furnish Purchaser with copies of such documents (certified by CNHWC's officers if so requested) and with such information with respect to the affairs of CNHWC as Purchaser may from time to time request, and the Purchaser will not improperly disclose the same prior to the Closing. Upon reasonable notice and during regular business hours, Purchaser may conduct or cause to be conducted inspections of the Non-Hudson Real Estate Assets (and all improvements thereon) as to insect infestation, engineering, structural, roofing, heating, plumbing, electrical, mechanical and similar matters at Purchaser's sole expense, and reasonable inspections of all other CNHWC's Assets. Any such inspection and furnishing of such information to Purchaser or any investigation by Purchaser shall not affect Purchaser's right to rely on any representations and warranties made in this Agreement.

9.    CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

      All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall use best efforts to cause each such condition to be so fulfilled:

      9.1 Representations and Warranties. All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein. Updated disclosure schedules which are true and correct shall be delivered by Seller to Purchaser as of the Closing Date.

      9.2 Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

      9.3 No Material Adverse Change. Since the date of this Agreement there shall not have occurred any material adverse change in the condition of the Non-Hudson Assets.

      9.4 Closing Certificate. There shall be delivered to Purchaser a certificate duly executed by the Hudson Board of Selectmen and Finance Director dated the Closing Date, certifying that the conditions set forth in Sections 9.1, 9.2 and 9.3 have been fulfilled.

      9.5 Schedules and Other Documents. All documents, schedules, reports and consents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered, including the schedules referred to in Section 5 which shall have been updated as of the Closing Date.

      9.6 Opinion of Counsel. Purchaser shall have received an opinion of Seller's counsel, Donahue, Tucker & Ciandella, dated the Closing Date, as to such matters which Seller may reasonably request with respect to the transaction contemplated hereby.

      9.7 Written Consents. Seller shall have obtained at no cost to Purchaser written consents to the transfer or assignment to Purchaser of all consignment agreements, licenses, leases and other material contracts of Seller related to the Non Hudson Assets (other than immaterial purchase and sales orders in the ordinary course of business) where the consent of any other party to any such contract may, in the opinion of Purchaser's counsel, be required for such assignment or transfer.

      9.8 NHPUC Approvals. Purchaser shall have obtained all necessary approvals from NHPUC to consummate the transactions contemplated hereby, including but not limited to approval of the Aggregate Purchase Price and the capital structure of its acquisition subsidiary of 60% debt; 40% equity.

      9.9 Title Insurance. The Policy with respect to the Non-Hudson Real Estate Assets, insuring title subject to no other exceptions, liens or encumbrances other than as permitted by section 7.4 hereof, shall have been issued at Purchaser's cost by the title insurance company selected by Purchaser, pursuant to the commitment obtained by Purchaser in accordance with
Section 7.4.1 hereof.

      9.10 Evidence of Liens. Seller shall certify to Purchaser that no financing statements showing Seller and/or CNHWC as "debtor" thereon, and describing any lien or security interest with respect to Non-Hudson Assets, are on file with the Town in which any of the Non-Hudson Assets are located, the County Registry of Deeds of any county in which the Non-Hudson Assets are located, or the Office of the New Hampshire Secretary of State, as of the business day immediately prior to the Closing Date, or evidence satisfactory to Purchaser that such liens and/or security interests shown thereon have been released by the secured party.

      9.11 Water Supply Contract. Purchaser and Seller shall have entered into a mutually acceptable agreement providing for the purchase by Purchaser and sale by Seller of a supply of water from the Litchfield wells located within the Hudson Property.

10.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

      All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

      10.1 Representations and Warranties. All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

      10.2 Covenants. All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

      10.3 Closing Certificate. There shall be delivered to Seller a certificate executed by the Purchaser's President and Treasurer, dated the Closing Date, certifying that the conditions set forth in Sections 10.1 and
10.2 have been fulfilled.

      10.4 Opinion of Counsel. Seller shall have received opinions of Gallagher, Callahan & Gartrell, Purchaser's counsel, dated the Closing Date, as to such matters which Seller may reasonably request with respect to the transaction contemplated hereby.

      10.5 Seller shall have obtained all necessary votes to purchase the Hudson and Non-Hudson Property from CNHWC and shall have purchased such Property under the terms of the CNHWC Agreement.

11.   INDEMNIFICATION.

      11.1 Indemnification by Seller. Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

            11.1.1 any and all loss, liability or damage suffered or incurred by Purchaser by reason of any breach of representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

            11.1.2 any and all loss, liability or damage suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller not expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

            11.1.3 any and all debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing Date or which arise after the Closing Date but which relate to or specifically arise from operation of the Non-Hudson Business before the Closing Date, whether or not then known, due or payable, except to the extent expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

            11.1.4 any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby;

            11.1.5 any and all loss, liability or damage suffered or incurred by Purchaser by reason of any claim for severance pay accruing or incurred at any time on or after the date hereof but prior to the Closing;

            11.1.6 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal, accounting and other professional fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      11.2 Indemnification by Purchaser. Purchaser hereby indemnifies and agrees to hold the Seller harmless from, against and in respect of (and shall on demand reimburse Seller for):

            11.2.1 any and all loss, liability or damage suffered or incurred by Seller by reason of any breach of representation, breach of warranty or non-fulfillment of any covenant by Purchaser contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto, or in connection herewith, or arising from or related to the terms of the Liabilities Undertaking;

            11.2.2 any and all debts, liabilities or obligations of Purchaser, direct or indirect, fixed, contingent or otherwise, which arise after or relate to the Non-Hudson Business after the Closing Date;

            11.2.3 any and all loss, liability or damage suffered or incurred by Seller by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

            11.2.4 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

      11.3   Certain Limitations on Claims.

            (a) Any claim or cause of action arising out of this Agreement must be instituted within two years of the Closing Date, except for claims under the representations and warranties set forth in Sections
      5.15 hereof (the "Excepted Claims"), as to which any claim or cause of action must be instituted within five years of the Closing Date. The failure to institute a claim or cause of action within such period shall constitute an absolute bar to the institution of any proceedings or actions based upon, and will constitute a waiver of, all the claims and/or causes of action not so asserted.

            (b) Anything herein to the contrary notwithstanding, neither party shall be entitled to recover from the other party with respect to any indemnifiable loss arising under Sections 11.1 or 11.2, or otherwise, unless and until the amount of such loss suffered, sustained or incurred by the asserting party, or to which such party becomes subject, shall exceed $50,000 calculated on a cumulative and not a per item basis, and then only with respect to the excess over said $50,000 threshold.

12.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      All statements, representations, warranties, indemnities, covenants and agreements made by each party hereto shall survive the Closing.

13.   NOTICES.

      Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class mail, return receipt requested, addressed (i) if to Seller, to the Town of Hudson, 12 School Street, Hudson, New Hampshire 03051, Attention: Paul
D. Sharon, Town Administrator, with a copy to John J. Ratigan, Esq., Donahue, Tucker & Ciandella, 225 Water Street, Exeter, New Hampshire 03833; and (ii) if to Purchaser, to Maurice L. Arel, President, Pennichuck Corporation, 4 Water Street, Nashua, New Hampshire 03061, with a copy to Denis J. Maloney, Esq., Gallagher, Callahan & Gartrell, Box 1415, Concord, New Hampshire 03302. If any party desires to change the address at which it is to receive notice, such party may change the address at which it is to receive notice under this Agreement by written notice to each other party set forth herein given as aforesaid.

14.   TERMINATION.

      14.1 Termination. Notwithstanding anything to the contrary herein, this Agreement and the transactions contemplated hereby may be terminated in the following manner: (a) by Purchaser, if the conditions set forth in Section 9 shall not have been met or waived by the Purchaser at or prior to the Closing Date; or (b) by Seller if the conditions set forth in Section 10 hereof shall not have been met or waived by Seller at or prior to the Closing Date; or (c) by either party if the Closing does not occur by July 31, 1998.

      14.2 Effect of Termination. If any party terminates this Agreement pursuant to this Section 14, all rights and obligations of the parties hereunder shall terminate without any liability of any party, except for any liability of a party that is in breach or as otherwise provided herein. Except as provided in section 14.1 above, if on the Closing Date the Seller or Purchaser, as applicable, has complied with all of the conditions to Closing contained for its benefits herein, has notified the other party of its intention to consummate the transactions contemplated hereby, and is ready and able to perform its obligations hereunder and furnish evidence to that effect, if on the Closing Date the Closing does not occur due to the refusal of a party to consummate the transactions contemplated hereunder, the party that defaults in its obligations under this Agreement (the "Defaulting Party") and, as a result thereof, the other party (the "Non-Defaulting Party") seeks to legally enforce its rights hereunder against the Defaulting Party, then, in addition to all damages and other remedies to which the Non-Defaulting Party is entitled by reason of such default, the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

      14.3 Interest Obligations of Defaulting Party. If the Non-Defaulting Party is entitled to receive an amount of money by reason of the Defaulting Party's default hereunder, then, in addition to such amount of money, the Defaulting Party shall promptly pay to the Non-Defaulting Party a sum equal to interest on such amount of money accruing at the prime rate charged by Bank Boston, to its preferred business clients as of the date of the default.

15.   MISCELLANEOUS.

      15.1 Entire Agreement. This Agreement (including the exhibits hereto and the schedules, annexes and other documents delivered pursuant hereto, which are a part hereof) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings written or oral, among the parties. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

      15.2 Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

      15.3 Supplementing of Schedules. Seller shall have the right to supplement the disclosure schedules attached to this Agreement at any time prior to the Preclosing, without liability for failing to have provided a complete disclosure schedule as of the date hereof. If any schedule which is so updated by Seller after the date hereof but prior to the Preclosing contains any new information which, in Purchaser's opinion, is materially adverse, Purchaser may terminate this Agreement without liability as of the Preclosing by delivery of a writing to Seller referring to this Section.

      15.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

      15.5 Headings. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

      15.6 Further Actions. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

      15.7 Transfer Taxes. Purchaser will pay any transfer taxes applicable to it payable in connection with the sale, conveyance, assignments and transfers to be made to Purchaser hereunder.

      15.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

      15.9 Governing Law. This Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of the State of New Hampshire applicable to contracts made and to be performed therein.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        THE TOWN OF HUDSON
                                        BOARD OF SELECTMEN


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ATTEST:

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Town Clerk


                                        PENNICHUCK CORPORATION


                                        By
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                                           President
ATTEST:

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Secretary